Form 3 — Joint Filer Information
Exhibit 99-1

Name:	Metropolitan Life Insurance Company*
Address:	10 Park Avenue, Morristown, New Jersey 07962

Designated Filer:	Daniel F. Scudder
Associate General Counsel
Metropolitan Life Insurance Company

Issuer & Ticker Symbol:	Kayne Anderson MLP Investment Company (“KYN”)
Date of Event Requiring Statement:	May 26, 2011

Signature: /s/Daniel F. Scudder
Daniel F. Scudder,
Associate General Counsel
*Metropolitan Life Insurance Company as a direct owner/purchaser of $40,000,000 Floating Rate Series U Senior Unsecured Note Due May 26, 2016.